Purchase Order Financing Agreement

FACE AMOUNT	$250,000
INTEREST RATE	1% per month
ISSUANCE DATE	May 15, 2012
MATURITY DATE	May 15, 2013

FOR VALUE RECEIVED, XZERES Corp., a Nevada corporation (the “Company”), (OTC BB: XPWR) hereby promises to pay Dorothy D. Gage, Trustee under the Dorothy D. Gage Living Trust and William N. & Jean S. Hagler Trust (the “Holder”) by May 15, 2013 (the “Maturity Date”), or earlier, the Face Amount of Two Hundred and Fifty Thousand dollars ($250,000) U.S., plus accrued interest, in such amounts, at such times and on such terms and conditions as are specified herein.

Article 1

Section 1.1 – Method of Payment/Interest

The Company shall pay one percent (1%) monthly coupon, compounded daily, on the unpaid Face Amount, pro rata for partial periods. The Company shall pay a minimum of two thousand dollars ($2,500) in interest on the funds (“Minimum Interest”).

Upon execution of this agreement, the Company shall issue 50,000 warrants, exercisable at $0.80 per share with a 3-year maturity to the Holder.

Section 1.2 – Prepayment

Prior to maturity, as the funds become available from the Purchase Orders listed below in Exhibit A (“Collateral Orders”) (attached hereto and incorporated herein by reference), the Company agrees to either; 1) pay to the Holder, within five (5) days, in whole or part, that portion of funds from the Collateral Orders as they become available in the Holder’s account or 2) submit new Collateral with a value equal to or in excess of the current outstanding principal, within five (5) days.

The Company may make payments prior to maturity (“Prepayment”) without any penalties provided the Minimum Interest is paid. All payments to the Holder shall be made via wire transfer.

Section 1.3 – Monthly Interest Payments

The Company agrees to make interest payments (the “Interest Payments”) in cash on the outstanding principal balance each month on the anniversary of the Financing Agreement during the term of the agreement. At the option of the Holder, Interest Payments may be added to the Face Amount to fund replacement Purchase Orders provided as Collateral under Section 1.2 of this Financing Agreement.

If there is no outstanding balance on a given month, then no interest payment will be made, provided the Minimum Interest has already been paid to Holder.

Article 2

Section 2.1 – Collateral

The Company’s obligation to the Holder shall be secured by the wind turbine and associated equipment defined in Exhibit A (“Materials”) before shipment. When the Materials are shipped the Company’s obligation shall be secured by all funds receivable for the Materials defined in Exhibit A.

Article 3

Section 3.1 - Unpaid Amounts

In the event that on the Maturity Date, there is an outstanding balance on the Face Amount, the Holder can exercise its right to increase the Face Amount by ten percent (10%) as a penalty. The Company shall also continue to pay the interest rate outlined in this Agreement. If the aforementioned occurs, the Company will be in Default and remedies as described in Article 4 may be taken at the Holder’s discretion.

Article 4

Section 4.1 - Defaults and Remedies

Events of Default. An “Event of Default” occurs if any of the following occur:

(a)

the Company does not make the Payment on the Face Amount of this Agreement within ten (10) business days of the Maturity Date, as applicable, upon receipt of Collateral or otherwise; or

(b)

any of the Company’s representations or warranties contained in this Agreement were false when made and such failure continues for a period of ten (10) business days; or,

(c)

the Company breaches any covenant or condition of this Agreement, and such breach, if subject to cure, continues for a period of ten (10) business days.

Section 4.2 - Remedies.

In the Event of Default, the Holder may elect to secure a portion of the Company's receivables and/or inventory in an amount equal to the outstanding balance. In such event, the Company hereby agrees to pledge, assign and grant to Holder a continuing security interest and lien in a portion of the Company’s receivables and inventory sufficient enough to secure the outstanding owed balance.

For each Event of Default, as outlined in this Agreement, the Holder can exercise its right to increase the Face Amount ten percent (10%) as penalty. In addition, the Holder may elect to increase the Face Amount by two percent (2%) per month paid as a penalty for Liquidated Damages in addition to the current Interest being paid on the Note. The Liquated Damages will be compounded daily. It is the intention and acknowledgement of both parties that the Liquidated Damages not be deemed as interest.

Article 5

Notice.

Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided a confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

XZERES Corp

9025 SW Hillman Ct., Suite 3126

Wilsonville, OR 97070

If to the Holder:

Dorothy D. Gage, Trustee under the Dorothy D. Gage Living Trust

William N. & Jean S. Hagler Trust

Each party shall provide five (5) business days prior notice to the other party of any change in address, phone number or facsimile number.

Where this Agreement authorizes or requires the payment of money or the performance of a condition or obligation on a Saturday or Sunday or a public holiday, or authorizes or requires the payment of money or the performance of a condition or obligation within, before or after a period of time computed from a certain date, and such period of time ends on a Saturday or a Sunday or a public holiday, such payment may be made or condition or obligation performed on the next succeeding business day, and if the period ends at a specified hour, such payment may be made or condition performed, at or before the same hour of such next succeeding business day, with the same force and effect as if made or performed in accordance with the terms of this Agreement. A “business day” shall mean a day on which the banks in New York are not required or allowed to be closed.

Article 6

No Assignment

This Agreement and the terms and conditions herein, shall not be assignable.

Article 7

Governing Law

The validity, terms, performance and enforcement of this Agreement shall be governed and construed by the provisions hereof and in accordance with the laws of the State of Oregon applicable to agreements that are negotiated, executed, delivered and performed solely in the State of Oregon.

Article 8

Litigation

No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing in this section shall limit the Holder's right to obtain an injunction for a breach of this Agreement from a court of law.

Article 9

Conditions to Closing

The Company shall have delivered the proper Collateral to the Holder before Closing.

Article 10

Indemnification

In consideration of the Holder's execution and delivery of this Agreement and the acquisition and funding by the Holder hereunder and in addition to all of the Company's other obligations under the documents contemplated hereby, the Company shall defend, protect, indemnify and hold harmless the Holder and all of their shareholders, officers, directors, employees, counsel, and direct or indirect investors and any of the foregoing person's agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the "INDEMNITEES") from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys' fees and disbursements (the “INDEMNIFIED LIABILITIES’), incurred by any Indemnitee as a result of, or arising out of, or relating to (i) any misrepresentation or breach of any representation or warranty made by the Company in the Agreement, or any other certificate, instrument or document contemplated hereby or thereby (ii) any breach of any covenant, agreement or obligation of the Company contained in the Agreement or any other certificate, instrument or document contemplated hereby or thereby, except insofar as any such misrepresentation, breach or any untrue statement, alleged untrue statement, omission or alleged omission is made in reliance upon and in conformity with written information furnished to the Company by, or on behalf of, the Holder or based on illegal or alleged illegal trading of the Shares by the Holder. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The indemnity provisions contained herein shall be in addition to any cause of action or similar rights the Holder may have, and any liabilities the Holder may be subject to.

Article 11

Miscellaneous

a.

All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, impersonal, singular or plural, as the identity of the person or persons may require.

b.

Neither this Agreement nor any provision hereof shall be waived, modified, changed, discharged, terminated, revoked or canceled, except by an instrument in writing signed by the party effecting the same against whom any change, discharge or termination is sought.

c.

Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by facsimile transmission: (i) if to the Company, at its executive offices or (ii) if to the Holder, at the address for correspondence set forth in the Article 6, or at such other address as may have been specified by written notice given in accordance with this paragraph.

d.

This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a party shall constitute a valid and binding execution and delivery of this Agreement by such party. Such facsimile copies shall constitute enforceable original documents.

e.

This Written Agreement represent the FINAL AGREEEMENT between the Company and the Holders and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties, there are no unwritten oral agreements among the parties.

f.

The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or (ii) conflict with, or constitute a material default (or an event which with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, contract, indenture mortgage, indebtedness or instrument to which the Company or any of its Subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree, including United States federal and state securities laws and regulations and the rules and regulations of the principal securities exchange or trading market on which the Common Stock is traded or listed (the “Principal Market”), applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected. Neither the Company nor its Subsidiaries is in violation of any term of, or in default under, the Articles of Incorporation, any Certificate of Designations, Preferences and Rights of any outstanding series of preferred stock of the Company or the By-laws or their organizational charter or by-laws, respectively, or any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its Subsidiaries, except for possible conflicts, defaults, terminations, amendments, accelerations, cancellations and violations that would not individually or in the aggregate have a Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted, and shall not be conducted, in violation of any law, statute, ordinance, rule, order or regulation of any governmental authority or agency, regulatory or self-regulatory agency, or court, except for possible violations the sanctions for which either individually or in the aggregate would not have a Material Adverse Effect. The Company is not required to obtain any consent, authorization, permit or order of, or make any filing or registration (except the filing of a registration statement) with, any court, governmental authority or agency, regulatory or self-regulatory agency or other third party in order for it to execute, deliver or perform any of its obligations under, or contemplated by, this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, permits, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof and are in full force and effect as of the date hereof. The Company and its Subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing. The Company is not, and will not be, in violation of the listing requirements of the Principal Market as in effect on the date hereof and on each of the Closing Dates and is not aware of any facts which would reasonably lead to delisting of the Common Stock by the Principal Market in the foreseeable future.

g.

The Company and its “Subsidiaries” (which for purposes of this Agreement means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest) are corporations duly organized and validly existing in good standing under the laws of the respective jurisdictions of their incorporation, and have the requisite corporate power and authorization to own their properties and to carry on their business as now being conducted. Both the Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which their ownership of property or the nature of the business conducted by them makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations, financial condition or prospects of the Company and its Subsidiaries, if any, taken as a whole, or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of the Company to perform its obligations under the Agreement.

h.

Authorization; Enforcement; Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform this Agreement, and to issue the Agreement in accordance with the terms hereof and thereof, (ii) the execution and delivery of the Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Company's Board of Directors and no further consent or authorization is required by the Company, its Board of Directors, or its shareholders, (iii) the Agreement has been duly and validly executed and delivered by the Company, and (iv) the Agreement constitutes the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

i.

The execution and delivery of this Agreement shall not alter any prior written agreements between the Company and the Holder.

j.

There are no disagreements of any kind presently existing, or reasonably anticipated by the Company to arise, between the Company and the accountants, auditors and lawyers formerly or presently employed by the Company, including but not limited to disputes or conflicts over payment owed to such accountants, auditors or lawyers.

k.

All representations made by or relating to the Company of a historical nature and all undertaking described herein shall relate and refer to the Company, its predecessors, and the Subsidiaries.

l.

The Company hereby represent and warrants to the Holder that: (i) it has voluntarily entered into this Agreement of its own freewill, (ii) it is not entering into this Agreement under economic duress, (iii) the terms of this Agreement are reasonable and fair to the Company, and (iv) the Company has had independent legal counsel of its own choosing review this Agreement, advise the Company with respect to this Agreement, and represent the Company in connection with its entering into this Agreement.

SIGNATURES

IN WITNESS WHEREOF, the Company has duly executed this Debenture as of the date first written above.

XZERES CORP

By: /s/ Frank Greco
Name: Frank Greco
Title: Chief Executive Officer

(Holder)
By: /s/ Dorothy D. Gage, Trustee under the Dorothy D. Gage Living Trust
By: /s/ William N. & Jean S. Hagler Trust

Exhibit A